Exhibit 99.1

Staffing 360 Solutions, Inc. Adopts

Limited Duration Stockholder Rights Plan

NEW YORK, NY, October 2, 2023, — Staffing 360 Solutions, Inc. (Nasdaq: STAF) (“Staffing 360 Solutions” or the “Company”), a company executing an international buy-integrate-build strategy through the acquisition of staffing organizations in the United States and the United Kingdom, today announced that its Board of Directors (the “Board”) has adopted a limited duration stockholder rights plan (the “Rights Plan”).

The adoption of the Rights Plan is intended to protect the long-term interests of the Company and all of the Company’s stockholders and enable them to realize the full potential value of their investment in the Company. The Rights Plan is designed to reduce the likelihood that any entity, person or group would gain control of, or significant influence over, the Company through the open-market accumulation of the Company’s shares without appropriately compensating all of the Company’s stockholders for control.

The Rights Plan is not intended to prevent or interfere with any action with respect to the Company that the Board determines to be in the best interests of the Company and its stockholders. Instead, it will position the Board to fulfill its fiduciary duties on behalf of all stockholders by ensuring that the Board has sufficient time to make informed judgments about any attempts to control or significantly influence the Company. The Rights Plan will encourage anyone seeking to gain a significant interest in the Company to negotiate directly with the Board prior to attempting to control or significantly influence the Company.

Further, the terms of the Rights Plan provide many recognized stockholder protections, including the following:

●	The rights will be exercisable only if any entity, person or group acquires 10% (or 20% in the case of certain passive investors) or more of the Company’s outstanding Voting Stock (as defined below) in a transaction not approved by the Board;
●	The Rights Plan does not contain any dead-hand, slow-hand, no-hand or similar features that would limit the ability of a future board of directors to redeem the rights; and
●	The Rights Plan does not preclude the Board from considering an offer that recognizes the full value of the Company.

Pursuant to the Rights Plan, the Company will issue one right for each share of common stock and 0.3889 rights for each share of Series H Convertible Preferred Stock (together with the common stock, the “Voting Stock”) outstanding as of the close of business on October 21, 2023. While the Rights Plan is effective immediately, the rights generally would become exercisable only if an entity, person or group acquires beneficial ownership of 10% (or 20% in the case of certain passive investors) or more in voting power of the Company’s outstanding Voting Stock in a transaction not approved by the Board.

In that situation, each holder of a right (other than the acquiring entity, person or group) will have the right to purchase from the Company for $2.75, subject to certain potential adjustments, shares of the Company’s common stock having a market value of twice that amount. In addition, at any time after an entity, person or group acquires 10% (or 20% in the case of certain passive investors) or more in voting power of the Company’s outstanding Voting Stock, but less than 50% in voting power of the Company’s outstanding Voting Stock, the Board may exchange one share of the Company’s common stock for each outstanding right (other than rights owned by such entity, person or group, which would have become void).

Further details about the Rights Plan will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company will file with the U.S. Securities and Exchange Commission (“SEC”).

About Staffing 360 Solutions

Staffing 360 Solutions is engaged in the execution of an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom. The Company believes that the staffing industry offers opportunities for accretive acquisitions and as part of its targeted consolidation model, is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and light industrial staffing space. For more information, visit http://www.staffing360solutions.com. Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements, which may be identified by words such as “expect,” “look forward to,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “project” or words of similar meaning. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, our ability to retain our listing on the Nasdaq Capital Market; market and other conditions; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; weakness in general economic conditions and levels of capital spending by customers in the industries the Company serves; weakness or volatility in the financial and capital markets, which may result in the postponement or cancellation of customer capital projects or the inability of the Company’s customers to pay the Company’s fees; the termination of a major customer contract or project; delays or reductions in U.S. government spending; credit risks associated with the Company’s customers; competitive market pressures; the availability and cost of qualified labor; the Company’s level of success in attracting, training and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations, including the impact of health care reform laws and regulations; the possibility of incurring liability for the Company’s business activities, including, but not limited to, the activities of the Company’s temporary employees; the Company’s performance on customer contracts; negative outcome of pending and future claims and litigation; government policies, legislation or judicial decisions adverse to the Company’s businesses; the Company’s ability to access the capital markets by pursuing additional debt and equity financing to fund its business plan and expenses on terms acceptable to the Company or at all; and the Company’s ability to comply with its contractual covenants, including in respect of its debt agreements, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Investor Relations Contact:

Joe Yelenic

Senior Vice President - Corporate Finance

Email: Jyelenic@staffing360solutions.com